Exhibit 99.1

News Release

Media contact:

Nicole Alexander

+1.316.676.3212

Nicole_Alexander@hawkerbeechcraft.com

www.hawkerbeechcraft.com

Hawker Beechcraft Appoints Patrick Kelly as Interim Chief Financial Officer

WICHITA, Kan. (Feb. 28, 2011) – Hawker Beechcraft Acquisition Company, LLC (HBAC) today announced the appointment of Patrick Kelly as interim Chief Financial Officer (CFO) and Principal Financial Officer. Kelly has a proven track record as a global senior financial and operating executive with experience that includes publicly traded and privately held companies in the airline, travel and technology industries. His experience includes board memberships on audit, governance and executive committees.

Most recently, Kelly served as interim CEO for Express Jet Airlines in Houston – a $750 million regional airline with 244 jets serving 151 destinations. Prior to that, he was CFO for Vignette Corporation in Austin, Texas. He also has held leadership roles with Dell, Trilogy Software, Sabre Holdings and American Airlines.

Kelly earned a bachelor’s degree in computer science from the University of Virginia School of Engineering in Charlottesville and a master’s degree in finance from Carnegie Mellon University in Pittsburgh, Pa.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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Hawker Beechcraft Appoints Patrick Kelly as Interim Chief Financial Officer – Page 2

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.